UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

YADKIN VALLEY FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[PRELIMINARY PROXY]

[                    ], 2012

Dear Fellow Shareholder,

It is with great enthusiasm that I write you this letter inviting you to a special meeting of our shareholders to vote on several proposals that are very important to our bank’s future.

As shareholders of Yadkin Valley, you and I know that the last few years have been very challenging in the banking industry. We have worked hard to return the bank to profitability, resolve our problem assets, and position the bank for success. I am pleased to report to you that our efforts are yielding results. First, the Company has successfully raised $45 million through a private placement offering of preferred stock. In connection with the private placement and following shareholder approval, the Company will be converting the $45 million of preferred stock and exchanging approximately $21 million of our outstanding Series T and Series T-ACB preferred shares, which have recently been purchased by third parties from the U.S. Treasury, into common shares. These two events represent the culmination of more than two years of analysis, discussion, and thoughtful consideration by Yadkin Valley’s Board of Directors and executive management, along with our financial advisors.

We believe this capital raise will significantly improve the Company’s credit and capital profiles, which will allow us to operate more efficiently in this regulatory environment. We are working on a plan to dispose of certain classified assets through strategic sales, using a portion of this new capital to sustain the losses that will come from liquidating these assets.

Please join me in approving the proposals outlined in the attached proxy statement. Each of these proposals is essential for the Company to close the capital raise, convert the preferred stock to common stock, exchange certain Series T and Series T-ACB preferred shares to common stock, and move forward with our asset disposition plan. First, we need to create a non-voting class of stock, so that several of our new institutional shareholders do not exceed certain ownership percentages in the Company. Second, we need to approve the issuance of common shares based on a rule from NASDAQ, where our shares are traded. Third, we want to approve an increase in the number of common shares available for issuance, so that we have the opportunity to address our remaining outstanding Series T and Series T-ACB preferred shares. I also ask you to grant the chairperson of the meeting the authority to adjourn and reconvene the meeting if we need more time to collect the votes necessary to approve these measures.

We hope you will join the Board of Directors in voting FOR these proposals so that we can move into 2013 in a position of strength as we look toward opportunities to better serve our customers throughout the Carolinas.

Sincerely,

Joe Towell

President & Chief Executive Officer

Yadkin Valley Financial Corporation

YADKIN VALLEY FINANCIAL CORPORATION

209 North Bridge Street

Elkin, North Carolina 28621

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December 14, 2012

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting” or the “Meeting”) of Yadkin Valley Financial Corporation (the “Company”). This letter serves as your official notice that we will hold the Special Meeting on Friday, December 14, 2012, at 10:00 a.m. Eastern Time at the Statesville Civic Center, located at 300 South Center Street Statesville, North Carolina 28677, for the purposes described in this Notice of Special Meeting of Shareholders and in more detail in the accompanying proxy statement.

On October 23, 2012, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors and directors and executive officers of the Company (collectively, the “Investors”), pursuant to which the Investors purchased shares of the Company’s Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), at a price of $1,000 per share, in a private placement (the “Private Placement”).

As part of the Private Placement, contemporaneously with the execution of the Purchase Agreement, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with certain holders (the “TARP Preferred Shareholders”) of the Company’s Fixed Rate Cumulative Series T Perpetual Preferred Stock (the “Series T Preferred Stock”) and Fixed Rate Cumulative Series T-ACB Perpetual Preferred Stock (the “Series T-ACB Preferred Stock” and together with the Series T Preferred Stock, the “TARP Preferred Stock”), pursuant to which the TARP Preferred Shareholders agreed, upon shareholder approval, to exchange shares of the TARP Preferred Stock for shares of the Company’s common stock, par value $1.00 per share (the “Voting Common Stock”), and shares of a new class of non-voting common stock, par value $1.00 per share, of the Company (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”).

Under the terms of the Private Placement, following the receipt of shareholder approval, (i) the Series A Preferred Stock issued to the Investors will automatically convert into shares of the Company’s Voting Common Stock, (ii) the TARP Preferred Shareholders will receive shares of Voting Common Stock and Non-Voting Common Stock in exchange for shares of the TARP Preferred Stock, and (iii) the Non-Voting Common Stock received by the TARP Preferred Shareholders will convert into shares of Voting Common Stock, in each case in accordance with the terms of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”).

At the Special Meeting, you will be asked to approve the following four proposals relating to the Private Placement:

1.	A proposal to approve an amendment to the Company’s Articles of Incorporation to create the Non-Voting Common Stock and authorize a sufficient number of shares of such class;

2.	A proposal to approve, pursuant to NASDAQ Marketplace Rule 5635, (i) the issuance of the shares of Voting Common Stock resulting from the conversion of the Series A Preferred Stock and the exchange of the TARP Preferred Stock; (ii) the issuance of the shares of Non-Voting Common Stock resulting from the exchange of the TARP Preferred Stock; and (iii) the issuance of the shares of Voting Common Stock resulting from the conversion of the Non-Voting Common Stock;

3.	A proposal to approve an amendment to the Articles of Incorporation to increase the number of shares of Voting Common Stock available for issuance from 50,000,000 to 100,000,000; and

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4.	A proposal to grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to adopt the proposals or (b) a quorum is not present at the Special Meeting.

Shareholders owning our Voting Common Stock at the close of business on October 31, 2012 are entitled to attend and vote at the Special Meeting. A complete list of these shareholders will be available at the Company’s offices prior to the Special Meeting. If you need assistance in completing your proxy, please call the Company at (704) 768-1125. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at the Special Meeting. If you are a record shareholder, attend the Special Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a record holder at any time before it is exercised.

Our Board of Directors has determined that each of the proposals is in the best interest of the Company and our shareholders. For the reasons set forth in the accompanying proxy statement, the Board of Directors unanimously recommends a vote “FOR” each of the proposals.

IT IS VERY IMPORTANT THAT YOU VOTE ON THE MATTERS TO COME BEFORE THE SPECIAL MEETING. Even if you plan to attend the Special Meeting, we encourage you to vote as soon as possible through the Internet or by signing, dating and mailing your proxy card in the envelope enclosed. Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. Your attendance at the special meeting and your affirmative vote on each of the proposals is important, and we appreciate your continued support. Our directors and executive officers will be present at the special meeting to respond to any questions that you may have.

We look forward to seeing you at the special meeting on December 14, 2012.

By Order of the Board of Directors

Joseph H. Towell
President and Chief Executive Officer

Statesville, North Carolina
, 2012

PLEASE VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY

PURSUANT TO THE INSTRUCTIONS ON THE PROXY CARD

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[PRELIMINARY PROXY]

YADKIN VALLEY FINANCIAL CORPORATION

209 North Bridge Street

Elkin, North Carolina 28621

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 14, 2012

This proxy statement is furnished to shareholders of Yadkin Valley Financial Corporation, a North Carolina corporation (the “Company,” “we,” “our” and “us”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Special Meeting of Shareholders (the “Special Meeting” or the “Meeting”) to be held at the Statesville Civic Center located at 300 South Center Street Statesville, North Carolina 28677, at 10:00 a.m. Eastern Time on Friday, December 14, 2012, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. Directions to the Special Meeting can be obtained by calling the Corporate Secretary at (704) 768-1125.

The Company has its principal executive offices at 209 North Bridge Street, Elkin, North Carolina 28621. The Company’s mailing address is P.O. Drawer 888, Elkin, North Carolina 28621, and its telephone number is (336) 526-6300.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held December 14, 2012. The Notice and Proxy Statement are also available at: http://www.cfpproxy.com/6579.

VOTING INFORMATION

Only holders of the Company’s Voting Common Stock at the close of business on October 31, 2012 (the “Record Date”) are entitled to vote at the Special Meeting. Each share of Voting Common Stock entitles the holder thereof to one vote on each matter to come before the Special Meeting. At the close of business on the Record Date, the Company had issued and outstanding [                    ] shares of Voting Common Stock entitled to vote, which were held of record by approximately [            ] persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Special Meeting. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares of the Voting Common Stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date. For voting directions, please see “Instructions on How to Vote Your Proxy” at the end of this proxy statement.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Voting Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record holders of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Special Meeting. If a quorum is not present or represented at the Meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the Meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the Meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned Meeting will be given in accordance with the Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened Meeting in person or by mail, telephone or other means. At any such reconvened Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the Meeting.

Provided a quorum is established at the Special Meeting, the required vote for each item of business at the Special Meeting is as follows:

1.	For the approval of an amendment to the Company’s Articles of Incorporation to create the Non-Voting Common Stock and authorize a sufficient number of shares of such class, the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting (“Proposal No. 1”);

2.	For the approval, pursuant to NASDAQ Marketplace Rule 5635 (“NASDAQ Rule 5635”), (i) of the issuance of the shares of Voting Common Stock resulting from the conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock, (ii) the issuance of the shares of Non-Voting Common Stock resulting from the exchange of shares of the TARP Preferred Stock, and (iii) the issuance of the shares of Voting Common Stock resulting from the conversion of the Non-Voting Common Stock, the number of shares of Voting Common Stock voted in favor of the matter exceed the number of shares of Voting Common Stock voted against the matter (“Proposal No. 2”);

3.	For the approval of an amendment to the Company’s Articles of Incorporation to increase the number of shares of Voting Common Stock available for issuance from 50,000,000 to 100,000,000, the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting (“Proposal No. 3”); and

4.	For the approval to grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to approve the proposals or (b) a quorum is not present at the Special Meeting, the number of shares of Voting Common Stock voted in favor of the matter exceed the number of shares of Voting Common Stock voted against the matter (“Proposal No. 4”).

Shareholders of the Company do not have cumulative voting rights.

Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the Special Meeting, (c) by voting again over the Internet prior to 5:00 p.m. Eastern Daylight Time on Thursday, December 13, 2012, or (d) by executing and delivering to the Company a later dated proxy.

Attendance at the Special Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to Yadkin Valley Financial Corporation, P.O. Drawer 7109, Statesville, North Carolina 28677, Attention: Patti Wooten. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his specifications. In any case where the shareholder has not specified how an executed and furnished proxy is to be voted, it will be voted “FOR” the proposals as recommended by the Board of Directors. As to any other matter of business that may be brought before the Special Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, our Board of Directors does not know of any such other business.

Please note that because the New York Stock Exchange does not consider any of the proposals to be routine matters, brokers holding shares for their customers will not have the ability to cast votes with respect to any of these matters unless they have received instructions from their customers. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the proposals at the Special Meeting, no votes will be cast on your behalf. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to these matters is counted. Your broker will need to return a proxy card without voting on the proposals if you do not give voting instructions with respect to these matters.

A record shareholder’s failure to execute and return a proxy card or otherwise to vote at the Special Meeting will have the same effect as a vote “AGAINST” Proposal No. 1 to amend the Company’s Articles of Incorporation to create the Non-Voting Common Stock and authorize a sufficient number of shares of such class and “AGAINST” Proposal No. 3 to amend the Company’s Articles of Incorporation to increase the number of shares of Voting Common Stock available for issuance from 50,000,000 to 100,000,000. Failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will have the same effect as a vote “AGAINST” Proposal No. 1 and “AGAINST” Proposal No. 3 because, as described above, your bank or broker do NOT have the ability to vote your uninstructed shares in these matters on a discretionary basis. In addition, if a record shareholder abstains from voting, the abstention will also have the effect of a vote “AGAINST” Proposal No. 1 and “AGAINST” Proposal No. 3. With respect to Proposal No. 2 and Proposal No. 4, abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matter.

The Company will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Company’s shares. In addition, solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Voting Common Stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. This proxy statement was first mailed to shareholders on or about [November 5, 2012].

The Board recommends that shareholders vote “FOR” each of the proposals. The Board and executive management intend to vote their shares in favor of each proposal. Your vote is very important! Please promptly return your proxy card.

THE PRIVATE PLACEMENT AND BACKGROUND TO THE PROPOSALS

Summary of the Private Placement

On October 23, 2012, the Company entered into the Purchase Agreement with 29 accredited investors and certain directors and executive officers of the Company, pursuant to which the Company sold 45,000 shares of its Series A Preferred Stock at a price of $1,000 per share as part of the Private Placement (the “Private Placement”). The Series A Preferred Stock converts into our Voting Common Stock in accordance with the Articles of Incorporation, as explained below.

As part of the Private Placement, contemporaneously with the execution of the Purchase Agreement, the Company entered into the Exchange Agreement with the TARP Preferred Shareholders, pursuant to which TARP Preferred Shareholders agreed, upon approval by the Company’s shareholders, to exchange, in the aggregate, 11,565 shares of the Series T Preferred Stock and 9,342 shares of the Series T-ACB Preferred Stock for 5,128,389 shares of the Company’s Voting Common Stock and 1,965,000 shares of the Company’s Non-Voting Common Stock. The Non-Voting Common Stock converts into our Voting Common Stock upon certain transfers to non-affiliates in accordance with the Articles of Incorporation, as explained below.

We raised approximately $41.8 million in net proceeds from the sale of the Series A Preferred Stock. We paid approximately $2.5 million in fees to our financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), who acted as the placement agent in the Private Placement, in connection with the sale of the Series A Preferred Stock. We expect to pay KBW approximately $1.2 million in fees in connection with the exchange of the TARP Preferred Stock. As part of the Private Placement, certain of our directors and executive officers, directly or through their affiliates, purchased an aggregate of 569 shares of Series A Preferred Stock on the same terms and conditions as the independent unaffiliated third party Investors. See “Certain Interests of Certain Directors in the Private Placement.”

The purpose of the Private Placement was to raise funds for general corporate purposes, including providing a significant amount of capital to our subsidiary, Yadkin Valley Bank and Trust Company (the “Bank”), to bolster capital levels and provide the Bank with the ability to sell certain of its non-performing and classified loans and foreclosed real estate. The Private Placement was exempt from Securities and Exchange Commission (the “SEC”) registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Summary of the Proposals

In connection with the Private Placement, the Company is proposing the proposals. Proposal No. 1 is a proposal to approve an amendment to the Company’s Articles of Incorporation to create the Non-Voting Common Stock and authorize a sufficient number of shares of such class. Proposal No. 2 is a proposal to approve, pursuant to NASDAQ Rule 5635, (i) the issuance of the shares of Voting Common Stock resulting from the conversion of the Series A Preferred Stock and the exchange of the shares of TARP Preferred Stock; (ii) the issuance of the shares of Non-Voting Common Stock resulting from the exchange of the shares of TARP Preferred Stock; and (iii) the issuance of the shares of Voting Common Stock resulting from the conversion of the Non-Voting Common Stock. Proposal No. 3 is a proposal to amend the Articles of Incorporation to increase the number of shares of our Voting Common Stock available for issuance from 50,000,000 to 100,000,000. Proposal No. 4 is a proposal to grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to approve the proposals or (b) a quorum is not present at the Special Meeting.

The Board of Directors recommends that shareholders vote “FOR” each of the proposals. Following shareholder approval and the filing of the amendments to the Articles of Incorporation as described herein:

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Each share of Series A Preferred Stock will automatically convert into shares of our Voting Common Stock at an initial conversion price of $2.80 per share, subject to customary anti-dilution adjustments. Accordingly, the conversion of the Series A Preferred Stock would result in the issuance of 16,071,302 shares of our Voting Common Stock.

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20,907 shares of the TARP Preferred Stock will be exchanged for 5,128,389 shares of our Voting Common Stock and 1,965,000 shares of our Non-Voting Common Stock, which, in turn, is convertible under certain circumstances as provided in our Articles of Incorporation, on a one-for-one basis, into 1,965,000 shares of our Voting Common Stock.

The closing price of our Voting Common Stock on October 23, 2012, the date the Investors entered into the Purchase Agreement and the TARP Shareholders entered into the Exchange Agreement, was $3.21 per share as reported by the NASDAQ Global Select Market. On October 24, 2012, we had 20,003,688 shares of Voting Common Stock outstanding.

The material terms of our Series A Preferred Stock, Voting Common Stock and Non-Voting Common Stock are discussed below.

Shareholder Approval Requirements

NASDAQ Rule 5635. Because our common stock is listed on the NASDAQ Global Select Market, we are subject to the NASDAQ Stock Market Rules. NASDAQ Rule 5635 requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

The 21,199,691 shares of our Voting Common Stock issuable upon conversion of the Series A Preferred Stock and exchange of shares of the TARP Preferred Stock, together with the 1,965,000 shares of our Voting Common Stock issuable upon conversion of our Non-Voting Common stock issued in exchange for shares of the TARP Preferred Stock, will exceed 19.99% of the number of shares of our Voting Common Stock and voting power outstanding prior to the Private Placement. The $2.80 per share conversion price for the Series A Preferred Stock and exchange price of TARP Preferred Stock for shares of Voting Common Stock is less than the book value per share of our Voting Common Stock. The book value of our Voting Common Stock was $5.36 per share based on our shareholders’ equity divided by the total number of shares of Voting Common Stock outstanding as shown in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, our most recent public filing with the SEC prior to the close of the Private Placement. In addition, the $2.80 per share exchange price of TARP Preferred Stock for shares of Non-Voting Common Stock is less than $3.34, which was the consolidated closing bid price of our Voting Common Stock as reported by NASDAQ on October 22, 2012, the trading day immediately prior to the execution of the Purchase Agreement and the Exchange Agreement.

Accordingly, shareholder approval is required pursuant to Rule 5635 because the 20% limitation will be exceeded upon conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock for shares of Voting Common Stock and the conversion of the Non-Voting Common Stock issued in exchange for shares of the TARP Preferred Stock into shares of Voting Common Stock.

Rule 5635 also requires shareholder approval for certain equity compensation arrangements. Under NASDAQ interpretations of Rule 5635, the issuance of common stock or securities convertible into or exercisable for common stock by a company to its directors and executive officers in a private placement at a price less than the market value of the stock is considered a form of “equity compensation” by NASDAQ and requires shareholder approval. The Private Placement was priced at a conversion price of $2.80 per share. The closing bid price of our common stock on the NASDAQ Global Select Market immediately preceding the time we executed the Purchase Agreement was $3.34 per share.

Certain of our directors and executive officers, directly or through their affiliates, purchased an aggregate of 569 shares of Series A Preferred Stock in the Private Placement. These directors and executive officers, or their affiliates, invested in the Private Placement of the Series A Preferred Stock on the same terms and conditions negotiated by independent unaffiliated third party investors and to further align the directors’ and executive officers’ interest with generating long-term shareholder value. However, because the sale of the securities to these directors and executive officers (or their affiliates) was at a price less than the market value of the Voting Common Stock, the sale is considered a form of “equity compensation” under NASDAQ interpretations of Rule 5635 and, thus, requires shareholder approval.

Terms of the Series A Preferred Stock and the Non-Voting Common Stock. In addition to NASDAQ Rule 5635, the Articles of Amendment establishing each of the Series A Preferred Stock and the Non-Voting Common Stock require us to seek shareholder approval of (i) the conversion of the Series A Preferred Stock into shares of our Voting Common Stock; and (ii) the conversion of shares of our Non-Voting Common Stock into our Voting Common Stock. The Articles of Amendment for the Series A Preferred Stock and the Non-Voting Common Stock are attached hereto as Appendix A and Appendix B, respectively.

Consequences if the Proposals are Approved

Conversion of the Series A Preferred Stock into Common Stock. Each share of Series A Preferred Stock will automatically convert into shares of our Voting Common Stock on the third business day following the date on which shareholder approval is obtained. Each outstanding share of Series A Preferred Stock will automatically convert into such number of shares of Voting Common Stock as determined by dividing (i) $1,000 (the purchase price per share of the Series A Preferred Stock) by (ii) the conversion price of the Series A Preferred Stock then in effect, subject to certain adjustments. The initial conversion price of the Series A Preferred Stock is $2.80 per share. Accordingly, the conversion of the Series A Preferred Stock would result in the issuance of 16,071,302 shares of our Voting Common Stock.

Exchange of TARP Preferred Stock into Common Stock. 20,907 shares of TARP Preferred Stock will be exchanged for 5,128,389 shares of Voting Common Stock and 1,965,000 shares of Non-Voting Common Stock on the third business day following the date on which shareholder approval is obtained. Each share of Non-Voting Common Stock will convert into shares of our Voting Common Stock upon certain transfers to non-affiliates in accordance with the terms of the Articles of Incorporation.

Rights of Investors. If shareholder approval is received, the rights and privileges associated with our Voting Common Stock issued upon the conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock will be identical to the rights and privileges associated with the Voting Common Stock held by our existing common shareholders. The rights and privileges associated with the Non-Voting Common stock issued upon exchange of shares of the TARP Preferred Stock will be identical to the rights and privileges associated with the Non-Voting Common Stock as contained in our Articles of Incorporation.

Dilution. We will issue, through the conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock, 21,199,691 shares of Voting Common Stock and 1,965,000 shares of Non-Voting Common Stock. As a result, we expect there to be a dilutive effect on both the earnings per share of our Voting Common Stock and the book value per share of our Voting Common Stock. In addition, our existing shareholders will own a smaller percentage of our outstanding capital stock. See “Capitalization.”

Elimination of Dividend and Liquidation Rights of Holders of Series A Preferred Stock and Certain TARP Preferred Stock. Upon shareholder approval and conversion of the Series A Preferred Stock, all shares of the Series A Preferred Stock will be cancelled. Upon shareholder approval and exchange of shares of the TARP

Preferred Stock for shares of Common Stock, 20,907 shares of the TARP Preferred Stock will be cancelled and 28,405 shares of the TARP Preferred Stock will remain outstanding. As a result, approval of the proposals will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series A Preferred Stock and the shares of exchanged TARP Preferred Stock. The shares of TARP Preferred Stock that will remain outstanding will continue to have dividend rights and liquidation preferences. See “Description of Series A Preferred Stock.”

Improved Balance Sheet and Regulatory Capital. We raised approximately $41.8 million in net proceeds from the sale of the Series A Preferred Stock. The proceeds from the Private Placement will strengthen our balance sheet and regulatory capital levels. The conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock will also further strengthen certain of our key capital measures related to common shareholders’ equity, including improved capital treatment of the capital underlying the TARP Preferred Stock upon exchange for our Common Stock.

Market Effects. Despite the existence of certain restrictions on transfer, the issuance of shares of our Voting Common Stock upon conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock may impact trading patterns and adversely affect the market price of our Voting Common Stock. If significant quantities of our Voting Common Stock that are issued upon conversion of the Series A Preferred Stock, exchange of shares of the TARP Preferred Stock, or the conversion of our Non-Voting Common Stock are sold (or if it is perceived that they may be sold) into the public market, the trading price of our Voting Common Stock could be adversely affected.

Consequences if the Proposals are Not Approved

The Series A Preferred Stock and the TARP Preferred Stock Will Remain Outstanding. Unless shareholder approval is received or unless our shareholders approve similar proposals at a subsequent meeting, the Series A Preferred Stock and the shares of TARP Preferred Stock will remain outstanding in accordance with their terms. Regardless of whether shareholder approval is received, a minimum of 28,405 shares of the TARP Preferred Stock will remain outstanding.

No TARP Preferred Stock will be Exchanged, and no Shares of Common Stock will be Issued in Connection with the Exchange Agreement. Unless shareholder approval is received or unless our shareholders approve similar proposals at a subsequent meeting, no TARP Preferred Stock will be exchanged for shares of our Common Stock under the terms of the Exchange Agreement. Accordingly, no additional proceeds will be received by the Company in the Private Placement.

Continued Dividend Payment. If shareholder approval is not obtained and the Series A Preferred Stock is not converted into our Common Stock, the shares of Series A Preferred Stock will remain outstanding (absent subsequent shareholder approval to convert the Series A Preferred Stock into our Common Stock). For so long as the Series A Preferred Stock remains outstanding, we will be required to accrue and pay dividends on the Series A Preferred Stock as summarized below and as set forth in the Articles of Incorporation and to continue to accrue and pay dividends on the Series A Preferred Stock, in addition to the dividend requirements on the remaining shares of TARP Preferred Stock (whether or not shareholder approval is obtained).

Potential Market Effects. As with any dividend, there is no assurance that we will be able to pay such dividends and, if we are unable to pay such dividends as scheduled, the market perception could have a serious adverse impact on the price of our Voting Common Stock. In addition, failure to convert the Series A Preferred Stock could result in our being in violation of current capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and result in us being subject to increased regulatory supervision.

Restriction on Payment of Dividends. For as long as the Series A Preferred Stock or the TARP Preferred Stock remains outstanding, if full dividends payable on all outstanding shares of the Series A Preferred Stock and the TARP Preferred Stock have not been declared and paid, or declared and a sum sufficient for payment of those dividends been set aside, we will not be permitted to: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets, including dividends, on any of our junior securities, or (ii) repurchase, redeem, or acquire any of our junior securities, or (iii) repurchase, redeem, or acquire any parity securities, subject to limited exceptions.

Participation in Dividends on Common Stock. So long as any shares of Series A Preferred Stock are outstanding, if we declare any dividends on our Common Stock or make any other distribution to our common shareholders, the holders of the Series A Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Liquidation Preference. For as long as the Series A Preferred Stock and the TARP Preferred Stock remain outstanding, such shares will retain a senior liquidation preference over shares of our Voting Common Stock in connection with any liquidation of us and, accordingly, no payments will be made to holders of our Voting Common Stock upon any liquidation of us unless the full liquidation preference on the Series A Preferred Stock and the TARP Preferred Stock is paid.

Certain Interests of Certain Directors and Executive Officers in the Proposals

The difference between the $2.80 conversion price of the Series A Preferred Stock and the $3.21 market price of our Voting Common Stock on the date we executed the Purchase Agreement is $0.41 per share. Upon conversion of the 45,000 shares of Series A Preferred Stock purchased by certain directors and executive officers, we will issue 203,214 shares of our Voting Common Stock to the directors and executive officers (or their affiliates). These directors and executive officers purchased their shares of Series A Preferred Stock at the same price and on the same terms and conditions as other independent unaffiliated third party investors in the Private Placement and to further align such directors’ and executive officers’ interest with generating long-term shareholder value.

Description of Series A Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock as listed in the Articles of Amendment filed by the Company with the Secretary of State of the State of North Carolina. The Articles of Amendment are included as Appendix A attached to this proxy statement and are incorporated by reference herein. Shareholders are urged to carefully read the Articles of Amendment in its entirety. Although we believe this summary covers the material terms and provisions of the Series A Preferred Stock as contained in the Articles of Amendment, it may not contain all of the information that is important to you.

Authorized Shares, Par Value and Liquidation Preference. We have designated 45,000 shares as “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series A,” which have no par value per share and a liquidation preference of $1,000 per share. All of the shares of Series A Preferred Stock were issued in the Private Placement on October 24, 2012.

Mandatory Conversion. The Series A Preferred Stock will automatically convert into shares of our Voting Common Stock as of the close of business on the third business day following the approval by the holders of our Voting Common Stock of the conversion of the Series A Preferred Stock into Voting Common Stock as required by the Articles of Amendment for the Series A Preferred Stock. Assuming shareholder approval of the proposals at the Special Meeting, the number of shares of Voting Common Stock into which each share of Series A Preferred Stock shall be converted will be determined by dividing the $1,000 per share purchase price and liquidation preference by the initial conversion price of $2.80 per share. The conversion price of the Series A Preferred Stock is subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions and stock splits, subdivisions and combinations.

Dividends. Each share of the Series A Preferred Stock will initially bear a dividend that mirrors any dividend payable on shares of Voting Common Stock. In addition, each share of the Series A Preferred Stock will bear a dividend (i) at the rate of 12% per annum for the dividend period beginning on January 8, 2013 and ending on March 31, 2013 and (ii) at the rate of 15% per annum for the dividends accruing during all quarterly dividend periods beginning on or subsequent to March 31, 2013. If the mandatory conversion date is prior to any record date, the holder of shares of Series A Preferred Stock will not have the right to receive any dividends on the Series A Preferred Stock with respect to such record date. The Company is currently prohibited from paying any dividends, common or preferred, without the prior approval of the Federal Reserve Bank of Richmond.

Participation in Dividends on Common Stock. So long as any shares of Series A Preferred Stock are outstanding, if we declare any dividends on our Common Stock or make any other distribution to our common shareholders, the holders of the Series A Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Ranking. The Series A Preferred Stock ranks on parity with our TARP Preferred Stock and senior to our Voting Common Stock, our Non-Voting Common Stock and each other class or series of our capital stock, the terms of which do not expressly provide that it ranks on parity with or senior to the Series A Preferred Stock, outstanding or established after the date on which the Series A Preferred Stock was issued.

Voting Rights. Shares of the Series A Preferred Stock generally have no voting rights other than as required by law except that the approval of the holders of a majority of the Series A Preferred Stock, voting as a single class, will be required with respect to certain matters, including (i) charter amendments adversely affecting the rights, preferences or privileges of the Series A Preferred Stock and (ii) the creation of any series of senior equity securities.

Liquidation. In the event of any liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock will be entitled to receive liquidating distributions in an amount equal to the greater of (i) $1,000 per share, plus an amount equal to any accrued but unpaid dividends and (ii) 110% of the payment or distribution to which such holders would be entitled if the Series A Preferred Stock were converted into Voting Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our Voting Common Stock, our Non-Voting Common Stock or any other junior securities.

Anti-dilution Provisions. The conversion price of the Series A Preferred Stock is also subject to customary anti-dilution adjustments.

Redemption. The Series A Preferred Stock is not redeemable by the holders, but may be redeemed by us after December 31, 2017 at a redemption price per share payable in cash equal to the greater of (i) 125% of the sum of (A) the liquidation preference, plus (B) all declared and unpaid dividends up to, but not including, the date fixed for redemption and (ii) 110% of (A) the number of shares of Voting Common Stock into which a share of Series A Preferred Stock would be convertible on the trading day immediately prior to the date fixed for redemption (assuming receipt of shareholder approvals) multiplied by (B) the closing price of the common stock on such trading day.

Preemptive Rights. Holders of the Series A Preferred Stock have no preemptive rights.

Reorganization Event. If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of our consolidated assets and our subsidiaries, taken as a whole (in each case pursuant to which our Voting Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Voting Common Stock, then each share of the Series A Preferred Stock will convert, effective on the day on which such share would automatically convert into our Voting Common Stock, into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Voting Common Stock into which such share of Series A Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

Description of the Voting Common Stock

The following is a brief description of the terms our Voting Common Stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (the “NCBCA”), federal law, our Articles of Incorporation, and our Bylaws.

General. Our Articles of Incorporation currently authorize the issuance of 50,000,000 shares of Voting Common Stock. Upon shareholder approval of Proposal No. 3 at the Special Meeting and the filing of Articles of Amendment with the North Carolina Secretary of State, our Articles of Incorporation will authorize the issuance of 100,000,000 shares of Voting Common Stock. At the close of business on the Record Date, the Company had issued and outstanding [                    ] shares of Voting Common Stock, which were held of record by approximately [            ] persons. In addition, as of the Record Date, [                ] shares of our Voting Common Stock are reserved for issuance upon exercise of stock options issued pursuant to our stock compensation plans and grants of restricted stock, [                    ] shares of our Voting Common Stock are reserved for issuance upon exercise of the warrant by the U.S. Department of the Treasury. As of the Record Date, [                    ] shares of our Voting Common Stock are reserved for issuance upon the conversion of the Series A Preferred Stock and the exchange of shares of the TARP Preferred Stock.

Our Voting Common Stock is listed and traded on The NASDAQ Global Select Market under the symbol “YAVY.” Outstanding shares of our Voting Common Stock are validly issued, fully paid and non-assessable.

Dividend Rights. Holders of our Voting Common Stock are entitled to receive ratably such dividends as may be declared by our Board out of legally available funds. The ability of our Board to declare and pay dividends on our Voting Common Stock is subject to the terms of applicable North Carolina law and banking regulations. Our principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina banking law requires that cash dividends be paid out of retained earnings and prohibits the payment of cash dividends if payment of the dividend would cause the Bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the Bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the Bank if it is in default of any deposit insurance assessment due to the FDIC.

The Bank is currently prohibited from paying dividends to the Company without prior approval from the Federal Deposit Insurance Corporation and the North Carolina Banking Commissioner. In addition, the Company is currently prohibited from paying any dividends, common or preferred, without the prior approval of the Federal Reserve Bank of Richmond. There can be no assurances such approvals would be granted or with regard to how long these restrictions will remain in place. In the future, any declaration and payment of cash dividends will be subject to the Board’s evaluation of the Company’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by the Company in the future will also be subject to certain other legal and regulatory limitations (including the requirement that the Company’s capital be maintained at certain minimum levels) and ongoing review by the Company’s banking regulators.

Voting Rights. Each holder of Voting Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, holders of our Voting Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to our outstanding trust preferred securities and the liquidation preference of any then outstanding preferred stock. Our issued and outstanding Series A Preferred Stock, Series T Preferred Stock and Series T-ACB Preferred Stock each carry liquidation rights senior to our Voting Common Stock. Because the Company is a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiary.

No Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision. Our Voting Common Stock has no preemptive rights, redemption rights, conversion rights, sinking fund, or redemption provisions.

Transfer Agent and Registrar. The transfer agent and registrar for our Voting Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership. The Bank Holding Company Act of 1956, as amended (the “BHCA”) requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Voting Common Stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Voting Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Voting Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over the Company, is subject to regulation as a bank holding company under the BHCA.

Description of the Non-Voting Common Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Non-Voting Common Stock as listed in the Articles of Amendment. The proposed Articles of Amendment are included as Appendix B attached to this proxy statement and are incorporated by reference herein. Shareholders are urged to carefully read the Articles of Amendment in its entirety. Although we believe this summary covers the material terms and provisions of the Non-Voting Common Stock as contained in the Articles of Amendment, it may not contain all of the information that is important to you.

General. The Articles of Amendment proposes to authorize the issuance of 5,000,000 shares of Non-Voting Common Stock. As of the Record Date, there were no shares of Non-Voting Common Stock issued and outstanding.

We have no plans to list our Non-Voting Common Stock on any national stock exchange.

Same Rights as Voting Common Stock. Except as otherwise provided in the Articles of Incorporation and described below, the Non-Voting Common Stock will in all other respects carry the same rights and privileges as the Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding-up of the Company) and be treated the same as the Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the Company shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of Common Stock shall receive such dividend in like stock.

No Voting Rights. Except as required by North Carolina law or the Company’s Articles of Incorporation, holders of Non-Voting Common Stock have no right to vote on any matter submitted to a vote at a meeting of the Company’s shareholders. The Articles of Incorporation provide that, in addition to any other vote required by North Carolina law, the affirmative vote of the holders of a majority of the outstanding shares of Non-Voting

Common Stock, voting separately as a class, will be required to amend, alter or repeal any provision of the Articles of Incorporation that significantly and adversely affects the rights, preferences or privileges of the Non-Voting Common Stock.

Dividends. Subject to the preferential dividend rights, if any, of any preferred stock of the Company, the holders of Non-Voting Common Stock will be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors on the Voting Common Stock. If a dividend is declared and paid with respect to the Voting Common Stock, then the Board of Directors will declare and pay an equivalent dividend, on a per share basis, to the Non-Voting Common Stock. Likewise, if the Board of Directors declares and pays a dividend on the Non-Voting Common Stock, it will declare and pay an equivalent dividend, on a per share basis, on the Voting Common Stock.

Distributions. After distribution in full of any preferential amount to be distributed to the holders of preferred stock of the Company, holders of Non-Voting Common Stock and Voting Common Stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, all of the Company’s remaining assets of whatever kind available for distribution to the shareholders ratably in proportion to the number of Voting Common Stock and Non-Voting Common Stock held by them.

Adjustments. In the event of any stock split, combination or other reclassification of either the Voting Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, provided that in any such transaction, only holders of Voting Common Stock will receive shares of Voting Common Stock and only holders of Non-Voting Common Stock will receive shares of Non-Voting Common Stock.

Conversion. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock at the option of the holder; provided, however, that each share of Non-Voting Common Stock will not be convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and will only be convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in the next sentence. The Non-Voting Common Stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to the Company, (ii) in a widely distributed public offering of Voting Common Stock, (iii) in a transfer that is part of a private placement of Voting Common Stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of the voting securities of the Company then outstanding (including pursuant to a related series of transfers), (iv) in a transfer of Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering, or (v) a transaction approved by the Federal Reserve or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction. In order to transfer such shares of Non-Voting Common Stock under the preceding clauses (i) or (iii), a transferee of such shares must surrender certificates representing such shares to the Company, together with documentation reasonably satisfactory to the Company that such transferee has acquired such shares in a transfer qualifying under the preceding clauses (i) or (iii).

Mergers, Consolidations, Etc. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock will be non-voting securities under the resulting corporation’s organization documents and the Company will make appropriate provisions and take such actions necessary to ensure that holders of the Non-Voting Common Stock will retain securities with substantially the same rights and benefits as the Non-Voting Common Stock. In the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock will be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering. In the event that the Company offers to repurchase shares of Voting Common Stock from its shareholders generally, the Company will offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Company will provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock will be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.

PROPOSAL NO. 1

AMENDMENT TO ARTICLES OF INCORPORATION TO

AUTHORIZE 5,000,000 SHARES OF NON-VOTING COMMON STOCK

General

The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Articles of Incorporation to authorize 5,000,000 shares of Non-Voting Common Stock. As discussed above in more detail, in under the terms of the Private Placement, following shareholder approval, 1,965,000 shares of Non-Voting Common Stock will be issued to the TARP Preferred Shareholders in exchange for certain shares of the TARP Preferred Stock.

Purpose of Authorizing Non-Voting Common Stock

In order to provide for the issuance of the Non-Voting Common Stock upon exchange of shares of the TARP Preferred Stock, the Company must amend its Articles of Incorporation to authorize the Non-Voting Common Stock, which will provide the Company with a sufficient number of shares of Non-Voting Common Stock to allow for the issuance of the Non-Voting Common Stock in exchange for shares of the TARP Preferred Stock.

Effect of Proposal

If this proposal is adopted, the Articles of Incorporation would be amended as set forth in Appendix B. Although the Company intends to file the Articles of Amendment with the North Carolina Secretary of State as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the amendment. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 1.

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF

(I) VOTING COMMON STOCK RESULTING FROM THE CONVERSION OF THE SERIES A PREFERRED STOCK AND THE EXCHANGE OF TARP PREFERRED STOCK, INCLUDING THE ISSUANCE OF SHARES OF VOTING COMMON STOCK TO DIRECTORS AND EXECUTIVE OFFICERS;

(II) NON-VOTING COMMON STOCK RESULTING FROM THE EXCHANGE OF TARP PREFERRED STOCK; AND

(III) VOTING COMMON STOCK RESULTING FROM THE CONVERSION OF THE NON-VOTING COMMON STOCK

General

As discussed above in more detail, because our Voting Common Stock is listed on the NASDAQ Global Select Market, we are subject to the NASDAQ Stock Market Rules. NASDAQ Rule 5635 requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock. Rule 5635 also requires shareholder approval for certain equity compensation arrangements. Under NASDAQ interpretations of Rule 5635, the issuance of common stock or securities convertible into or exercisable for common stock by a company to its directors and executive officers in a private placement at a price less than the market value of the stock is considered a form of “equity compensation” by NASDAQ and requires shareholder approval.

The conversion of the Series A Preferred Stock into shares of Voting Common Stock (including the conversion of Series A Preferred Stock by directors and executive officers of the Company), the issuance of Voting Common Stock and Non-Voting Common Stock in exchange for shares of the TARP Preferred Stock, and the conversion of the Non-Voting Common Stock into shares of Voting Common Stock, are conditioned on shareholder approval. Otherwise, the Voting Common Stock and Non-Voting Common Stock to be issued in the Private Placement, together with the Common Stock issuable upon the conversion of the other securities sold in the Private Placement, would have exceeded 20% of both the voting power and number of shares of our Common Stock outstanding before the issuance.

Purpose of Approving the Proposal

The purpose of approving the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock, the exchange of shares of the TARP Preferred Stock, and the conversion of the Non-Voting Common Stock, including the issuance of shares of Common Stock to the Company’s directors and executive officers participating in the Private Placement in exchange for Series A Preferred Stock, is to satisfy the Nasdaq Listing Requirements.

Effect of the Proposal

If this proposal, together with Proposal No. 1, is approved:

•

The Series A Preferred Stock will automatically convert into 16,071,302 shares of our Voting Common Stock (including 203,214 shares of Voting Common Stock upon the conversion of Series A Preferred Stock held by directors and executive officers of the Company) on the third business day following the date on which shareholder approval is obtained. Each outstanding share of Series A Preferred Stock will automatically convert into such number of shares of Voting Common Stock as determined by dividing (i) $1,000 (the purchase price per share of the Series A Preferred Stock) by (ii) the conversion price of the Series A Preferred Stock then in effect, subject to certain adjustments. The initial conversion price of the Series A Preferred Stock is $2.80 per share.

•

20,907 shares of TARP Preferred Stock will be exchanged for 5,128,389 shares of Voting Common Stock and 1,965,000 shares of Non-Voting Common Stock on the third business day following the date on which shareholder approval is obtained. Each share of Non-Voting Common Stock will convert into shares of our Voting Common Stock upon certain transfers to non-affiliates in accordance with the terms of the Articles of Incorporation.

Vote Required

Assuming a quorum is present, the affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at the Special Meeting is required to approve the proposal. Accordingly, any abstention or broker non-vote will not count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 2.

PROPOSAL NO. 3

AMENDMENT TO ARTICLES OF INCORPORATION TO

INCREASE AUTHORIZED SHARES OF VOTING COMMON STOCK

General

The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Articles of Incorporation to increase the number of authorized shares of Voting Common Stock from 50,000,000 shares to 100,000,000 shares. As discussed above in more detail, if shareholder approval is received for Proposal No. 1 and Proposal No. 2, the Company will issue 16,071,302 shares of Voting Common Stock upon the conversion of the Series A Preferred Stock, 5,128,389 shares of Voting Common Stock upon the exchange of shares of the TARP Preferred Stock, and 1,965,000 shares of Voting Common Stock upon the conversion of the Non-Voting Common Stock. The following table summarizes the shares of Voting Common Stock outstanding and reserved for general issuance upon the exercise of all outstanding warrants and options, the vesting of restricted stock and restricted stock units and the issuance of shares under our deferred compensation plan. In addition, the table shows an aggregate of 23,164,691 shares reserved for the Private Placement upon the approval of Proposal No. 1 and Proposal No. 2.

Voting Common Stock – Shares	October 24, 2012	If Proposal No. 3 Approved
Outstanding	20,003,688	43,168,379
Generally reserved for issuance	955,990	955,990
Reserved for the Private Placement	23,164,691	—
Potential Outstanding	44,124,369	44,124,369
Available for future issuance	5,875,631	55,875,631
Total authorized	50,000,000	100,000,000
Shares available for issuance as a percentage of potential shares outstanding	11.8%	55.9%

Purpose of Increasing Authorized Shares of Voting Common Stock

An amendment to the Articles of Incorporation to increase the authorized shares of Voting Common Stock from 50,000,000 to 100,000,000 will provide the Company with a sufficient number of shares of Voting Common Stock to allow for the conversion of the Series A Preferred Stock, the exchange of shares of the TARP Preferred Stock, and the conversion of the Non-Voting Common Stock. The additional shares of Voting Common Stock would also enable the Company to act quickly to take advantage of future business opportunities, which could include the issuance of additional Voting Common Stock.

Effect of Proposal

If this proposal is approved, there will be a sufficient number of shares of Voting Common Stock to permit the full conversion of the Series A Preferred Stock, the exchange of shares of the TARP Preferred Stock, and the conversion of the Non-Voting Common Stock, and leave additional shares available for potential future issuances. Any future issuance of additional Voting Common Stock could have a dilutive effect on the book value and earnings per share of the outstanding shares and would decrease the relative voting power of current shareholders. The Company does not currently have any material commitments, arrangements, or understanding which would require the issuance of additional shares of Voting Common Stock, other than as described in this proxy statement in connection with the Private Placement.

The Board of Directors does not believe that an increase in the number of authorized shares of Voting Common Stock will have a significant impact on any attempt to gain control of the Company. It is possible, however, that the availability of authorized but unissued shares of Voting Common Stock could discourage third parties from attempting to gain control since the Board could authorize the issuance of shares of Voting Common

Stock in a manner that could dilute the voting power of a person attempting to acquire control of the Company, increase the cost of acquiring such control or otherwise hinder such efforts. The Board is not aware of any present threat or attempt to gain control of the Company and this Proposal No. 3 is not in response to any such action nor is it being presented with the intent that it be utilized as a type of anti-takeover device.

If this proposal is adopted, the Articles of Incorporation would be amended as set forth in Appendix B.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast at the Special Meeting is required to approve the amendment. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 3.

PROPOSAL NO. 4

APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

A proposal may be submitted to shareholders at the Special Meeting to authorize the chairperson of the Special Meeting to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient affirmative votes present at the time of the Special Meeting to approve the proposals, or (b) a quorum is not present at the time of the Special Meeting. Any adjournment or postponement of the Annual Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at the Special Meeting is required to approve this proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal No. 4.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2012, and as adjusted to give effect to (i) the issuance of 21,199,691 shares of our Voting Common Stock issuable upon the conversion of the Series A Preferred Stock based on a conversion price of $2.80 and the exchange of shares of the TARP Preferred Stock based on an exchange price of $2.80 per share, and (ii) the issuance of 1,965,000 shares of our Non-Voting Common Stock issuable upon the exchange of shares of the TARP Preferred Stock based on an exchange price of $2.80 per share.

	As of September 30, 2012
	Actual	Adjusted
	(In thousands, except
Shareholders’ Equity	share and per share data)
Preferred stock, no par value, authorized 1,000,000 shares;
Series T, Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 36,000 shares issued and outstanding	$35,506	$23,782
Series T-ACB, Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 13,312 shares issued and outstanding	12,527	2,634
Common stock, $1.00 par value; authorized 50,000,000 shares; 20,003,688 shares issued and outstanding at September 30, 2012	20,004	41,204
Non-Voting common stock, $1.00 par value; authorized shares; 1,965,000 shares issued and outstanding at September 30, 2012	—	1,965
Surplus & Warrants	114,119	161,533
Accumulated deficit	(38,923)	(38,923)
Accumulated other comprehensive income	4,841	4,841

Total shareholders’ equity	$155,236	$197,036

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock of the Company is owned by the directors, named executive officers, all directors and executive officers as a group, and owners of more than 5% of the outstanding common stock, as of October 15, 2012. Unless otherwise stated in the footnotes below, each of the named individuals and each member of the group has sole voting and investment power for all shares of common stock shown in the table.

Name	Shares Beneficially Owned (1)	Percent (2)
Nolan G. Brown (director)	242,341	1.21%
Harry M. Davis (director)	40,417	*	%
W. Mark DeMarcus (Executive Vice President & Chief Banking Officer) (3)	128,890	*	%
Thomas J. Hall (director)	50,638	*	%
James A. Harrell, Jr. (director) (4)	80,225	*	%
Larry S. Helms (director)	27,810	*	%
Dan W. Hill, III (director)	141,983	*	%
Jan H. Hollar (Executive Vice President & CFO) (5)	125,888	*	%
James L. Poindexter (director)	145,827	*	%
Edwin H. Shuford (Executive Vice President & Chief Credit Officer) (6)	54,887	*	%
Alison J. Smith (director)	96,842	*	%
James N. Smoak (director)	204,465	1.02%
Harry C. Spell (director)	337,699	1.69%
Joseph H. Towell (President & CEO) (7)	330,111	1.61%
All directors & executive officers as a group (14 persons)	2,008,023	10.04%

*	Indicates less than 1% ownership
(1)	For each individual listed above, the beneficial ownership includes the following options to acquire the indicated number of shares that are exercisable within 60 days of December 31, 2011: DeMarcus – 8,517; Hall – 4,258; Helms – 4,258; Hollar – 2,000; Shuford – 2,000; Smith – 4,258; Towell – 8,000; directors and principal officers as a group – 33,291 shares. To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares, which the individual indicates that he or she shares voting and/or investment power: DeMarcus – 500; Harrell – 16,294; Poindexter – 52,887; Spell – 15,922; directors and principal officers as a group – 85,603 shares.
(2)	The ownership percentage of each individual is calculated based on the total of 20,003,688 shares issued and outstanding as of October 15, 2012, plus the number of shares that can be issued to that individual within 60 days of October 15, 2012, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of October 15, 2012, upon the exercise of all stock options held by the group.
(3)

Includes 20,000 shares of restricted stock (6,666 shares vested and 13,334 shares unvested) awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto; also includes 80,000 shares of unvested restricted stock awarded April 13, 2012, which can be earned and vest in two tranches and earned shares vest upon the completion of two years of service after the earned date for the respective tranche. However, no restricted stock shall be vested prior to the earliest date permitted by Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto. Tranche 1 begins 2012 and a level of the shares, up to half of the awarded amount, has to be earned in a one-year performance period (2012) followed by two additional years of services; thus, shares earned in 012 will vest at the end of 2014. Tranche 2 begins in 2012 with 2012 as a year of service, 2013 a year of performance followed by two additional years of service. Shares earned in 2013 vest at the end of 2015. No more than the total awarded amount can be earned and vested.
(4)	Stock held by our Amended and Restated Director Deferred Compensation Plan (the “DDCP”) is beneficially owned by its plan administrator. For Mr. Harrell, the table includes the number of shares held for his account, being all the shares held in the DDCP, which equals 12,184 shares as of October 15, 2012.
(5)	Includes 10,000 shares of restricted stock (3,333 vested and 6,667 unvested) awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto; also includes 60,000 shares of unvested restricted stock awarded April 13, 2012, which can be earned and vest in two tranches and earned shares vest upon the completion of two years of service after the earned date for the respective tranche. However, no restricted stock shall be vested prior to the earliest date permitted by Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto. Tranche 1 begins 2012 and a level of the shares, up to half of the awarded amount, has to be earned in a one-year performance period (2012) followed by two additional years of services; thus, shares earned in 2012 will vest at the end of 2014. Tranche 2 begins in 2012 with 2012 as a year of service, 2013 a year of performance followed by two additional years of service. Shares earned in 2013 vest at the end of 2015. No more than the total awarded amount can be earned and vested.
(6)	Includes 10,000 shares of restricted stock (3,333 vested and 6,667 unvested) awarded February 25, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto; also includes 40,000 shares of unvested restricted stock awarded April 13, 2012, which can be earned and vest in two tranches and earned shares vest upon the completion of two years of service after the earned date for the respective tranche. However, no restricted stock shall be vested prior to the earliest date permitted by Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto. Tranche 1 begins 2012 and a level of the shares, up to half of the awarded amount, has to be earned in a one-year performance period (2012) followed by two additional years of services; thus, shares earned in 2012 will vest at the end of 2014. Tranche 2 begins in 2012 with 2012 as a year of service, 2013 a year of performance followed by two additional years of service. Shares earned in 2013 vest at the end of 2015. No more than the total awarded amount can be earned and vested.
(7)	Includes 35,000 shares of unvested restricted stock awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto; also includes 150,000 shares of unvested restricted stock awarded April 13, 2012, which can be earned and vest in two tranches and earned shares vest upon the completion of two years of service after the earned date for the respective tranche. However, no restricted stock shall be vested prior to the earliest date permitted by Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto. Tranche 1 begins 2012 and a level of the shares, up to half of the awarded amount, has to be earned in a one-year performance period (2012) followed by two additional years of services; thus, shares earned in 2012 will vest at the end of 2014. Tranche 2 begins in 2012 with 2012 as a year of service, 2013 a year of performance followed by two additional years of service. Shares earned in 2013 vest at the end of 2015. No more than the total awarded amount can be earned and vested.

OTHER BUSINESS

The Board of Directors knows of no other business to be presented at the Special Meeting. If matters other than those described herein should properly come before the Meeting, the persons named in the form of proxy intend to vote at such Meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2013 annual meeting, proposals must be received by the Company’s Corporate Secretary at 300 E. Broad Street, Statesville, North Carolina 28677, no later than January 15, 2013. To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

If a shareholder desires to make a proposal at an annual meeting and does not intend to include the proposal in the Company’s proxy statement, the Company’s bylaws require that the shareholder submit information regarding the proposal, together with the proposal, to the Company at least 60 days prior to the annual meeting of shareholders at which such proposal is to be presented.

FORWARD LOOKING STATEMENTS

Statements contained in this proxy statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other current and subsequent filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at www.sec.gov . You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of the Shareholders: This Proxy Statement is available for viewing on the Internet by record shareholders at http://www.cfpproxy.com/6579 and by beneficial owners with shares held in “street” name at http://www.proxyvote.com and also available on the company’s website at www.yadkinvalleybank.com. If you view the proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Directions to the Special Meeting can be obtained by calling (704) 768-1125 or by visiting our website at www.yadkinvalleybank.com.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote in person at our Special Meeting.

We offer three alternative methods of voting this proxy:

•	Through the Internet (using a browser)

•	By Telephone (using a Touch-Tone Phone)

•	By Mail (using the attached Voting Instruction Form and postage-paid envelope)

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your Voting Instruction Form. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

INTERNET VOTING FOR RECORD SHAREHOLDERS Must be cast prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012.

•	Visit the Internet voting website at http://www.rtcoproxy.com/yavy.

•	When prompted for your voter control number, enter the number printed above your name on the front of the proxy card.

•	Your vote will be confirmed and cast as you directed.

•	You will only incur your usual Internet charges.

TELEPHONE VOTING FOR RECORD SHAREHOLDERS Must be cast prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012.

•

Call toll-free at (888) 296-3410 on a touch-tone phone any time prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012. When prompted for your voter control number, enter the number printed above your name on the front of the proxy card.

INTERNET VOTING FOR BENEFICIAL OWNERS WITH SHARES HELD IN “STREET NAME” Must be cast prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012.

•	Visit the Internet voting website at www.proxyvote.com.

•	When prompted for your voter control number, enter the number printed above your name on the front of the Voting Instruction Form.

•	Your vote will be confirmed and cast as you directed.

•	You will only incur your usual Internet charges.

TELEPHONE VOTING FOR BENEFICIAL OWNERS WITH SHARES HELD IN “STREET NAME” Must be cast prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012.

Call toll-free at (800) 690-6903 on a touch-tone phone any time prior to 5:00 p.m. Eastern Daylight Time on December 13, 2012. When prompted for your voter control number, enter the number printed above your name on the front of the Voting Instruction Form.

VOTING BY MAIL

•	Mark, sign and date your proxy card or Voting Instruction Form and return it in the enclosed postage-paid envelope.

If you are voting through the Internet or by telephone, please do not return your proxy card or Voting Instruction Form.